Exhibit 23

16140 SAND CANYON AVE., SUITE 100
IRVINE, CALIFORNIA 92618

Hall&Company Certified Public Accountants, Inc.	(949) 910-HALL (4255)
TAX FINANCIAL AND MANAGEMENT CONSULTING SERVICES	FAX (949) 910-4256

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form SB-2 and related Prospectus of Red Carpet Entertainment, Inc. for the registration of 842,500 shares of common stock and to the incorporation therein of our report dated December 5, 2005, with respect to the financial statements of Red Carpet Entertainment, Inc. for the year ended December 31, 2004.

/s/ Hall & Company
Hall & Company Irvine, California January 23, 2006